Exhibit 99.1

MSG NETWORKS INC. REPORTS

FOURTH QUARTER AND FISCAL 2016 RESULTS

Fiscal 2016 fourth quarter revenues of $160.5 million

Fiscal 2016 fourth quarter operating income of $74.3 million

Fiscal 2016 fourth quarter AOCF of $79.8 million

NEW YORK, N.Y., August 18, 2016 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fourth quarter and fiscal year ended June 30, 2016.

For fiscal 2016, MSG Networks Inc. generated revenues of $658.2 million, an increase of 4% as compared with the prior year. In addition, the Company generated operating income of $273.6 million, adjusted operating cash flow (“AOCF”) of $297.4 million and income from continuing operations of $163.3 million.(1)

For the fiscal 2016 fourth quarter, MSG Networks Inc. generated revenues of $160.5 million, an increase of 5% as compared with the prior year quarter. In addition, the Company generated operating income of $74.3 million, AOCF of $79.8 million and income from continuing operations of $43.2 million.

For each quarter of fiscal 2015, as well as the first quarter of fiscal 2016, the reported financial results of MSG Networks Inc. reflect the results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. Please note that results from continuing operations for these periods include certain corporate overhead expenses that MSG Networks Inc. did not incur in the fiscal 2016 second, third and fourth quarters and does not expect to incur in future periods, but do not meet the criteria for inclusion in discontinued operations. The reported financial results of MSG Networks Inc. for the three months ended June 30, 2016 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

President and CEO Andrea Greenberg said, “As we look back at our first fiscal year as a pure-play, publicly traded media company, we are pleased with what we have been able to accomplish financially, strategically and operationally. We delivered strong revenue and AOCF results for the fourth quarter and full fiscal year, and entered into important rights agreements that secure all of our NBA and NHL content for the long-term, while continuing to deliver award-winning, must-have programming for sports fans. Looking ahead, we believe our unique position as a provider of exclusive live sports content in the nation’s largest television market will enable us to continue generating significant value for our shareholders.”

Fiscal Year 2016 Fourth Quarter Results
(In thousands, except per share data)	Three Months Ended June 30,
2016
Revenues	$160,524
Operating income	74,328
Adjusted operating cash flow	79,829
Income from continuing operations	43,207
Diluted EPS from continuing operations	$0.57

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Summary of Reported Fiscal 2016 Fourth Quarter Results from Continuing Operations

Fiscal 2016 fourth quarter total revenues of $160.5 million increased 5%, or $7.4 million, as compared with the prior year period. Affiliation fee revenue increased $7.3 million, primarily due to higher affiliation rates and, to a lesser extent, the absence of an unfavorable affiliate adjustment recorded in the prior year period, partially offset by the impact of a low single digit percentage decrease in subscribers versus the prior year period. Advertising revenue increased $0.4 million, primarily driven by higher average per game sales from the telecast of live professional sports programming and other net increases, partially offset by the timing of regular season telecasts as compared with the prior year period. Excluding the impact of the unfavorable affiliate adjustment recorded in the prior year quarter, fiscal 2016 fourth quarter affiliation fee revenue increased $3.4 million and total company revenues increased $3.5 million, or 2%, both as compared with the prior year period.

Direct operating expenses of $63.0 million increased 22%, or $11.2 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense, slightly offset by other programming-related cost decreases. Higher rights fees expense primarily reflects a $12.3 million increase related to the new long-term media rights agreements with the New York Knicks and New York Rangers. Assuming the new media rights fees with the New York Knicks and New York Rangers were in place during the prior year fourth quarter, direct operating expenses of $63.0 million in the current year period would have represented a decrease of 2%, or $1.1 million.

Selling, general and administrative expenses of $18.9 million decreased 55%, or $22.8 million, as compared with the prior year period, primarily due to the absence of certain corporate overhead expenses included in the results of the prior year fourth quarter. As noted above, fiscal 2015 fourth quarter reported results from continuing operations include certain corporate expenses that MSG Networks Inc. did not incur during the current year fourth quarter and does not expect to incur in future periods. Partially offsetting this decrease in expenses are corporate costs which were incurred during the fiscal 2016 fourth quarter by MSG Networks Inc. as a standalone public company.

Operating income of $74.3 million increased 35% or $19.2 million, and adjusted operating cash flow of $79.8 million increased 31%, or $18.7 million, both as compared with the prior year period, primarily due to lower selling, general and administrative expenses and higher revenues, partially offset by higher direct operating expenses.

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSG and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 145 New York Emmy Awards over the past nine years.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. The Company excluded the gain on sale of Fuse from AOCF as it is not indicative of the Company’s ongoing operating performance. Because it is based upon operating income, AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our Company. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“ GAAP” ). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to AOCF, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities from continuing operations less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities from continuing operations excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities from continuing operations, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 55129718

Conference call replay number is 855-859-2056 / Conference ID Number 55129718 until August 25, 2016

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Revenues	$160,524	$153,162	$658,198	$631,010
Direct operating expenses	63,046	51,859	268,024	217,233
Selling, general and administrative expenses	18,939	41,727	102,005	155,003
Depreciation and amortization	4,211	4,437	14,583	17,641
Gain on sale of Fuse	—	—	—	(186,178)

Operating income	74,328	55,139	273,586	427,311
Other income (expense):
Interest expense, net	(9,028)	(467)	(29,317)	(1,976)

Income from continuing operations before income taxes	65,300	54,672	244,269	425,335
Income tax expense	(22,093)	(11,399)	(80,971)	(176,905)

Income from continuing operations	43,207	43,273	163,298	248,430
Income (loss) from discontinued operations, net of taxes	5,530	2,413	(155,664)	6,271

Net income (loss)	$48,737	$45,686	$7,634	$254,701

Earnings (loss) per share:
Basic
Income from continuing operations	$0.58	$0.57	$2.17	$3.22
Income (loss) from discontinued operations	0.07	0.03	(2.07)	0.08
Net income (loss)	0.65	0.60	0.10	3.30
Diluted
Income from continuing operations	$0.57	$0.56	$2.16	$3.20
Income (loss) from discontinued operations	0.07	0.03	(2.06)	0.08
Net income (loss)	0.65	0.60	0.10	3.28
Weighted-average number of common shares outstanding:
Basic	75,087	76,186	75,152	77,138
Diluted	75,475	76,617	75,527	77,687

Note: For the three months ended September 30, 2015 and for the twelve months ended June 30, 2015, the reported financial results of MSG Networks Inc. reflect the results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. Please note that results from continuing operations for these periods include certain corporate overhead expenses that MSG Networks Inc. did not incur in the fiscal 2016 second, third and fourth quarters and does not expect to incur in future periods, but do not meet the criteria for inclusion in discontinued operations.

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING CASH FLOW

The following is a description of the adjustments to operating income in arriving at adjusted operating cash flow as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Gain on sale of Fuse. This adjustment eliminates the pre-tax gain on the sale of Fuse.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Operating income	$74,328	$55,139	$273,586	$427,311
Share-based compensation	1,290	1,530	9,266	10,211
Depreciation and amortization	4,211	4,437	14,583	17,641
Gain on sale of Fuse	—	—	—	(186,178)

Adjusted operating cash flow	$79,829	$61,106	$297,435	$268,985

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2016	June 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$119,568	$203,768
Restricted cash	—	9,003
Accounts receivable, net	101,427	85,610
Net related party receivables	15,492	27,324
Prepaid income taxes	28,384	30,375
Prepaid expenses	13,188	12,863
Other current assets	3,053	3,514
Current assets of discontinued operations	—	125,896

Total current assets	281,112	498,353
Property and equipment, net	14,154	19,514
Amortizable intangible assets, net	44,123	47,583
Goodwill	424,508	424,508
Other assets	42,645	46,274
Non-current assets of discontinued operations	—	1,983,597

Total assets	$806,542	$3,019,829

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$2,043	$11,359
Net related party payables	4,302	420
Current portion of long-term debt	64,914	—
Income taxes payable	8,662	—
Accrued liabilities:
Employee related costs	10,340	19,504
Other accrued liabilities	15,991	18,101
Deferred revenue	6,143	4,971
Current liabilities of discontinued operations	—	520,179

Total current liabilities	112,395	574,534
Long-term debt, net of current portion	1,412,845	—
Defined benefit and other postretirement obligations	31,827	28,476
Other employee related costs	5,550	5,318
Related party payable	1,710	—
Other liabilities	5,612	5,951
Deferred tax liability	356,561	351,734
Non-current liabilities of discontinued operations	—	330,294

Total liabilities	1,926,500	1,296,307

Commitments and contingencies (see Notes 9, 10 and 11)
Stockholders’ Equity (Deficiency):
Class A common stock, par value $0.01, 360,000 shares authorized; 61,354 and 62,207 shares outstanding as of June 30, 2016 and 2015, respectively	643	643
Class B common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2016 and 2015	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	—	1,084,002
Treasury stock, at cost, 2,905 and 2,052 shares as of June 30, 2016 and 2015, respectively	(207,796)	(143,250)
Retained earnings (accumulated deficit)	(905,352)	807,563
Accumulated other comprehensive loss	(7,589)	(25,572)

Total stockholders’ equity (deficiency)	(1,119,958)	1,723,522

Total liabilities and stockholders’ equity (deficiency)	$806,542	$3,019,829

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Twelve Months Ended June 30,
	2016	2015
Net cash provided by operating activities from continuing operations	$181,848	$22,651
Net cash provided by (used in) investing activities from continuing operations	(3,323)	221,427
Net cash used in financing activities from continuing operations	(93,541)	(148,256)

Net cash provided by continuing operations	84,984	95,822

Net cash provided by (used in) discontinued operations	(184,101)	30,612

Cash and cash equivalents at beginning of period	218,685	92,251

Cash and cash equivalents at end of period	$119,568	$218,685

Free Cash Flow

	Twelve Months Ended June 30,
	2016	2015
Net cash provided by operating activities from continuing operations	$181,848	$22,651
Less: Capital expenditures	(3,323)	(6,663)

Free cash flow	$178,525	$15,988

Capitalization

June 30, 2016

Cash and cash equivalents	$119,568
Credit facility debt(a)	1,488,750

Net debt	$1,369,182

Annualized AOCF(b)	$328,348

Leverage ratio(c)	4.2x

(a) Represents aggregate principal amount of the debt outstanding.

(b) Represents reported AOCF for the fiscal 2016 second, third and fourth quarters, multiplied by four-thirds.

(c) Represents net debt divided by Annualized AOCF. This ratio differs from the covenant calculation contained in the Company’s credit facility.

Note: MSG Networks Inc. made principal payments of $61.25 million during fiscal 2016.